                                                  PURSUANT TO RULE 424(b)(3)
                                                     REG. NO. 333-78169

                                 150,000 SHARES

                           WHITE PINE TECHNOLOGY, INC.

                                  COMMON STOCK



The selling stockholder is offering 150,000 shares of our common stock. We will not receive any of the proceeds from sales of shares by the selling stockholder.

Our common stock trades on the Nasdaq National Market under the symbol "WPNE." On May 18, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $6.25 per share.

The selling stockholder may sell these shares from time to time on the Nasdaq National Market or otherwise. It may sell the shares at prevailing market prices or at prices negotiated with buyers. The selling stockholder will be responsible for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts will be negotiated before the sales. The selling stockholder will reimburse us for all offering expenses we incur, which we estimate will total $20,000.




                              -------------------



              INVESTING IN THESE SHARES INVOLVES SIGNIFICANT RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.




                              -------------------



THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.








                                 May 19, 1999

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDER HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDER IS OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.





                              -------------------




                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
Prospectus Summary.........................................................  3

Risk Factors...............................................................  4

Use of Proceeds............................................................ 11

Selling Stockholder........................................................ 12

Plan of Distribution....................................................... 12

Legal Matters.............................................................. 13

Experts.................................................................... 13

Where You Can Find More Information........................................ 14






                              -------------------




Unless the context requires otherwise, "White Pine," "we," "us" and similar terms refer to White Pine Software, Inc. and its subsidiary.

CLASSPOINT, CU-SEEME, MEETINGPOINT and WHITE PINE are our trademarks. This prospectus also contains additional trademarks and trade names of other companies.

                               PROSPECTUS SUMMARY

BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE INFORMATION INCORPORATED BY REFERENCE, BEFORE DECIDING TO INVEST IN SHARES OFFERED BY THIS PROSPECTUS.


                            WHITE PINE SOFTWARE, INC.

OUR BUSINESS:       We develop, market and support multiplatform desktop
                    multimedia software that facilitates worldwide video and audio communication and data collaboration across the Internet, intranets, extranets and other networks using the Internet protocol.

OUR PRODUCTS:       Our group conferencing software products, CU-SeeMe and
                    MeetingPoint, create client-server solutions that allow users to participate in real-time, multipoint, multimedia conferences from the users' desktop computers, using existing Internet, intranet and extranet connections. By developing multimedia conferencing products that require no proprietary hardware, we are able to offer multimedia conferencing at a substantially lower price than vendors of traditional hardware-based systems and thereby encourage businesses and others to adopt multimedia conferencing as a mass communication medium.

                    Building upon our core CU-SeeMe and MeetingPoint technologies, we introduced ClassPoint, our distance learning and training software, in April 1998. ClassPoint is an instructor-controlled learning environment with multipoint video and audio, instructor-led Web tours, Web-based class set-up and scheduling, and whiteboard and application sharing. We also offer desktop X Windows and terminal emulation software that allows businesses and other organizations to access data and applications residing on host workstations, mini-computers and mainframe computers from most widely used desktop operating systems.

OUR ADDRESS:        Our principal executive offices are located at 542 Amherst
                    Street, Nashua, New Hampshire 03603. Our telephone number is
                    (603) 886-9050. Our website is located at www.wpine.com;
                    information contained in our website is not a part of this prospectus.


                                  THE OFFERING

COMMON STOCK
OFFERED: All of the 150,000 shares offered by this prospectus are being sold by the selling stockholder. We issued these shares as part of the purchase price for assets and technology we acquired from the selling stockholder in July 1998.

USE OF PROCEEDS:    We will not receive any of the proceeds from sales of shares by the selling stockholder.

                                  RISK FACTORS

AN INVESTMENT IN SHARES OF OUR COMMON STOCK IS RISKY. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN ADDITION TO THE REMAINDER OF THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, BEFORE PURCHASING SHARES OFFERED BY THIS PROSPECTUS.

SOME OF THE INFORMATION IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. YOU CAN IDENTIFY THESE STATEMENTS BY FORWARD-LOOKING WORDS SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "BELIEVE," "ESTIMATE," "CONTINUE" AND SIMILAR WORDS. YOU SHOULD READ STATEMENTS THAT CONTAIN THESE WORDS CAREFULLY BECAUSE THEY (1) DISCUSS OUR FUTURE EXPECTATIONS, (2) CONTAIN PROJECTIONS OF OUR FUTURE OPERATING RESULTS OR FINANCIAL CONDITION OR (3) STATE OTHER FORWARD-LOOKING INFORMATION. WE BELIEVE IT IS IMPORTANT TO COMMUNICATE CERTAIN OF OUR EXPECTATIONS TO OUR INVESTORS. THERE MAY BE EVENTS IN THE FUTURE, HOWEVER, THAT WE ARE NOT ACCURATELY ABLE TO PREDICT OR OVER WHICH WE HAVE NO CONTROL. THE RISK FACTORS LISTED IN THIS SECTION, AS WELL AS ANY OTHER CAUTIONARY LANGUAGE IN THIS PROSPECTUS, PROVIDE EXAMPLES OF RISKS, UNCERTAINTIES AND EVENTS THAT MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS WE DESCRIBE IN OUR FORWARD-LOOKING STATEMENTS. BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THE OCCURRENCE OF ANY OF THE EVENTS DESCRIBED IN THESE RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

WE MAY NOT BE PROFITABLE IN THE FUTURE

We may never generate significant revenue or be profitable. Since we began operations, we have incurred substantial losses. In fiscal 1998 we incurred a net loss of $8,424,000, and in fiscal 1997 we incurred a net loss of $6,826,000. In the fiscal quarter ended April 2, 1999, we incurred a net loss of $1,304,000.

We expect to incur substantial losses for the foreseeable future, because we intend to continue investing heavily in the development and marketing of MeetingPoint and related follow-on applications such as ClassPoint. We expect that the dollar amount of sales of our legacy connectivity products will continue to decline for the foreseeable future. Sales of our legacy connectivity products comprised 22% of total revenue in the fiscal quarter ended April 2, 1999, 29% of total revenue in fiscal 1998 and 35% of total revenue in fiscal 1997. In addition, we expect that revenue from CU-SeeMe will not increase substantially, and may decrease, during the foreseeable future. We cannot be certain that sales of MeetingPoint, ClassPoint and other new products will offset any declines in revenue from CU-SeeMe and our legacy connectivity products in the remainder of fiscal 1999 or later years.

WE MUST RAISE CAPITAL IN FISCAL 1999

We expect that we will need to raise capital in fiscal 1999, either through a private or public offering of debt or equity or as part of a strategic partnership or joint venture. Our cash and cash equivalents decreased substantially during fiscal 1998 and the first quarter of fiscal 1999, from $14,704,000 at December 31, 1997 to $4,574,000 at April 2, 1999. We continue to experience a significant negative cash flow each month.

We cannot assure you that financing will be available on acceptable terms or at all. If we are unable to raise funds, we may be unable to support our projected operations and may be required to defer, for a period of time or indefinitely, our research and development activities or our continued roll out of new products and product versions. We have effected two focused personnel reductions during the past two fiscal years in order to control costs, and we may be required to effect further reductions if we are unsuccessful in raising additional capital during fiscal 1999. Our capital requirements may vary materially from those we now anticipate depending on a number of factors, including:

     -   the level of our research and development activities;

     -   the rate of market acceptance of our software offerings; and

     -   the success of our sales, marketing and distribution strategy.

If we do not meet our goals with respect to revenue or if our costs are higher than anticipated, substantial additional funds may be required.

WE FACE INTENSE COMPETITION FROM MANY PARTICIPANTS IN THE GROUP CONFERENCING INDUSTRY

The market for multimedia conferencing products and services is extremely competitive. Because the barriers to entry in the multimedia conferencing market are relatively low and the potential market is large, we expect continued growth in the industry and the entrance of new competitors in the future. Our competitors vary among our different group conferencing products:

     - In offering CU-SeeMe, we compete, or expect to compete, with (a) traditional hardware-based videoconferencing companies such as PictureTel and VTEL, (b) vendors of operating systems and browsers such as Microsoft, which offers NetMeeting, a product that competes directly with CU-SeeMe and is bundled with Windows 98, (c) group conferencing support companies such as VideoServer, Lucent Technologies and Accord and (d) distance learning solution vendors such as Centra Software and Lotus.

     - A number of companies have announced multimedia conferencing server products that compete directly with MeetingPoint, including PictureTel, VideoServer and RADVision.

     - ClassPoint competes with other distance learning and distance training products, including (a) Contigo Itinerary, which features Web-based Java PowerPoint delivery, (b) Lotus LearningSpace, which has Domino-based materials delivery and asynchronous discussions, (c) RealNetworks, which provides for one-to-many streaming video and media,
         (d) PlaceWare Auditorium, which delivers interactive presentations to multiple sites, and (e) Ilinc's LearnLinc, which has instructor-controlled, multipoint audio and Web tours, with point-to-point video supplied by Intel at an additional cost.

Many of our current and potential competitors in the multimedia conferencing market, particularly Intel, Microsoft, PictureTel and VideoServer, have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do. As a result, these companies may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and may be able to devote greater resources to the promotion and sale of their conferencing products and services.

As a result, we cannot assure you that we will be able to compete successfully with existing or new competitors in the multimedia conferencing market. We believe that our ability to compete successfully in this market will depend on a number of factors both within and outside our control, including:

     -   the adoption and evolution of industry standards;

     -   the pricing policies of our competitors and suppliers;

     - the timing of the introduction of new software products and services by us and our competitors; and

     -   our ability to hire and retain highly qualified employees.

To remain competitive in the multimedia conferencing market, we must continue to invest heavily in research and development and in sales and marketing. We may not have sufficient resources to make those investments, or we may not be able to make the technological advances necessary to continue to be competitive. In addition, current and potential competitors have established or may establish collaborative relationships among themselves and with third parties to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire a significant market share, which could have a material adverse effect on our business.

WE MUST MARKET MEETINGPOINT AND CLASSPOINT SUCCESSFULLY

We expect that sales of our legacy connectivity products will decline during the foreseeable future and that sales of CU-SeeMe will not increase significantly, and may decline, during the foreseeable future. As a result, our future success will depend significantly on our ability to market MeetingPoint and ClassPoint. MeetingPoint was first released in November 1997 and ClassPoint was first released in April 1998, and we have had only a limited opportunity to determine the extent to which these software products will succeed in the marketplace. Moreover, the market for these products is developing and changing rapidly, and there is a high level of uncertainty about the demand for and market acceptance of these products.

In the longer term, our success will also depend upon our ability to develop and introduce additional products based on our core technology and to continue to improve the performance, features and reliability of our products, including MeetingPoint and ClassPoint. We cannot assure you that we will be successful in introducing these new and improved products, particularly if our limited capital requires us to reduce our projected research and development activities.

OUR QUARTERLY RESULTS MAY FLUCTUATE AND CAUSE THE PRICE OF OUR COMMON STOCK TO FALL

Our quarterly revenue and operating results are difficult to predict and have fluctuated significantly from quarter to quarter. If our quarterly revenue or operating results fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially. Our quarterly operating results may vary significantly depending on a number of factors, some of which are outside of our control. These factors include:

     - the timing of the introduction or acceptance of new products offered by us or our competitors;

     -   changes in demand for Internet services;

     -   changes in the mix of products sold by us;

     - announcements of new products, services or technologies by us or our competitors that cause customers to defer or cancel purchases of our products;

     -   changes in pricing strategies by us or our competitors;

     -   changes in regulations affecting the multimedia conferencing industry;
         and

     -   changes in currency exchange rates.

As a result of these factors, we may not be able to predict our operating results accurately. In addition, MeetingPoint and ClassPoint continue to undergo long evaluation and sale cycles by potential users. The lengths of these cycles, combined with the newness of these software products, make it particularly difficult for us to predict the amount and timing of revenue from these products.

We base our expense levels on our product development plans and our estimates of future revenue. To a large extent, our expenses are fixed. We may be unable to adjust our spending in time to compensate for any unexpected revenue shortfall, thus magnifying the adverse effect of any revenue shortfall.

WE RELY ON TWO DISTRIBUTORS FOR A SIGNIFICANT PORTION OF OUR TOTAL REVENUE

Sales to Ingram Micro represented 26% of our total revenue in fiscal 1998 and 14% of our total revenue in fiscal 1997. Sales to Tech Data represented 14% of our total revenue in fiscal 1997. The loss of, or a significant curtailment of purchases by, these distributors, including a loss or curtailment due to factors outside of our control, would have a material adverse effect on our business.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY

Our business could be seriously harmed if we are unable to protect adequately our proprietary software and our other proprietary intellectual property rights. We may be unable to deter misappropriation of our proprietary technology, detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Our competitors could, without violating our proprietary rights, develop technologies that are as good as or better than our technology.

Our multimedia conferencing products are licensed to customers under "shrink wrap" licenses included as part of the product packaging. In most cases our shrink wrap licenses are not negotiated with or signed by individual licensees. Some of the provisions of our shrink wrap licenses, including provisions limiting our liability and protecting us against unauthorized use, copying, transfer and disclosure of the licensed program, may be unenforceable under the laws of certain jurisdictions. Also, we have delivered technical data and information relating to CU-SeeMe and MeetingPoint to the United States government, and as a result, the United States government may have unlimited rights to use the technical data and information or to authorize others to use the technical data and information. We can not assure you that the United States government will not authorize others to use our technical data and information for purposes competitive with our products. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do laws in the United States.

Because the protection of intellectual property rights is often critically important to the success of companies in the multimedia conferencing industry, our competitors or others could assert claims that our technologies infringe their proprietary rights. From time to time, we have received and may receive in the future notice of claims of infringement of other parties' proprietary rights. Many participants in the software industry have an increasing number of patents and have frequently demonstrated a readiness to commence litigation based on allegations of patent or other intellectual property infringement. For example, a third party has objected to our use of the name "MeetingPoint." We may not have the financial resources necessary to pursue any resulting litigation to a final judgment, and we may not prevail in any litigation. In defending against such litigation, we could incur significant legal and other expenses and our management could be distracted from our principal business operations. If any party making a claim against us were to prevail in litigation against us, we may have to pay substantial damages. The court could also grant injunctive or other equitable relief that could prevent us from offering our products and services without a license or other permission from others. Any of these outcomes could seriously harm our business.

WE FACE ADDITIONAL RISKS FROM OUR INTERNATIONAL OPERATIONS

Our international business involves a number of risks that could hurt our operating results or contribute to fluctuations in those results. Our revenue from international sales represented 27% of our total revenue during the fiscal quarter ended April 2, 1999, 26% of our total revenue during fiscal 1998 and 27% of our total revenue during fiscal 1997. We intend to seek opportunities to expand our product and service offerings into additional international markets, although we cannot be certain that we will succeed in developing localized versions of our products for new international markets or in marketing or distributing products and services in those markets.

The majority of our sales are currently denominated in U.S. dollars, but there can be no assurance that a significantly higher level of future sales will not be denominated in foreign currencies. To the extent we make sales denominated in currencies other than U.S. dollars, fluctuations in exchange rates may render our products less competitive relative to local product offerings or result in foreign exchange losses. We have no experience in implementing hedging techniques that might minimize our risks from exchange rate fluctuations.

Our international business also involves a number of other difficulties and risks, including risks associated with: changing economic conditions in foreign countries; export restrictions; export controls relating to technology; compliance with existing and changing regulatory requirements; tariffs and other trade barriers; difficulties in staffing and managing international operations; longer payment cycles; problems in collecting accounts receivable; software piracy; political instability; seasonal reductions in business activity in Europe and certain other parts of the world during the summer months; and potentially adverse tax consequences.

OUR SYSTEMS MAY NOT BE YEAR 2000 COMPLIANT

Many currently installed computer systems and software products only accept two digits to identify the year in any date. These systems and products might interpret the year 2000 as 1900. This could result in system failures, delays or miscalculations. Systems or software that have not been developed or enhanced recently may need to be upgraded or replaced to comply with Year 2000 requirements.

Our computer systems and software products may not be fully Year 2000 compliant. Based on our Year 2000 testing program, we believe that the portions of our systems and software that we have developed are Year 2000 compliant. We have not received Year 2000 readiness statements from a number of our system vendors. In the event that vendors are not fully year 2000 compliant prior to December 31, 1999, we could experience disruption and delays that could have a material adverse impact on operations. We have determined that some of our older legacy connectivity products are not Year 2000 compliant. We expect to discontinue sales of these products. In addition, certain of the third-party software or hardware used by our customers in conjunction with our software products may not be Year 2000 compliant. For example, the host computers to which our legacy connectivity products are connected may not be Year 2000 compliant.

Based upon our testing to date, we do not expect that our business will be materially adversely affected by any failure of third-party software or hardware to interpret Year 2000 data correctly. We cannot be certain, however, that we will not be required to make significant expenditures as the result of Year 2000.

OUR SOFTWARE PRODUCTS MAY CONTAIN UNDETECTED DEFECTS

Software developed and incorporated by us may contain significant undetected errors when first released or as new versions are released. Although we test our software before commercial release, we cannot be certain that errors in the software will not be found after customers begin to use the software. Our current versions of CU-SeeMe and MeetingPoint were released in the last six months. These releases correct a number of errors in prior releases, support relevant standards and incorporate new features. Any defects in these versions of

CU-SeeMe or MeetingPoint or in ClassPoint may result in significant decreases in revenue or increases in expenses because of adverse publicity, reduced orders, product returns, uncollectible accounts receivable, delays in collecting accounts receivable, and additional and unexpected costs of further product development to correct the defects.

OUR SUCCESS DEPENDS ON THE PERFORMANCE OF PARTICIPANTS IN OUR DISTRIBUTION CHANNELS

We market our group conferencing products by forming channel relationships in key markets with major distributors. We also license our group conferencing products to original equipment manufacturers, value-added resellers and additional distributors for bundling with their products and services. We expect that our future success will depend in large part upon these original equipment manufacturers, value-added resellers and distributors. The performance of these original equipment manufacturers, value-added resellers and distributors is outside our control, and we are unable to predict the extent to which these organizations will be successful in marketing and selling our group conferencing products or products incorporating our group conferencing products. We cannot assure you that we will be successful in establishing relationships with original equipment manufacturers, value-added resellers and distributors, and if we fail, our business could be seriously harmed.

Our distributors typically carry the products of some of our competitors of White Pine. The distributors have limited capital to invest in inventory, and their decisions to purchase our products and, in the case of retail stores, to give them critical shelf space, are partly a function of pricing, terms and special promotions offered by our competitors, which we cannot predict or control.

We distribute certain of our products directly over the Internet. By distributing our products over the Internet, we may increase the likelihood of unauthorized copying and use of our software.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES MAY ADVERSELY AFFECT OUR BUSINESS

The increasing popularity of the Internet may lead to significant government regulation of video and voice communications over the Internet, which could adversely affect our business. Several foreign countries currently prohibit Internet telephony, and other foreign countries regulate the use of Internet telephony. In particular, efforts by the federal government, including the FCC, to prohibit or regulate Internet telephony could seriously harm our business. Several efforts have been made to enact federal legislation that would regulate services provided over the Internet. State public utility commissions may also retain jurisdiction to regulate the provision of intrastate Internet telephony services, and could initiate proceedings to do so. The regulations could relate to content distribution, performance and copying, network security, encryption, the use of key escrow data, privacy protection, caching of content, electronic authentication of identity, illegal, obscene or indecent content, access charges and retransmission activities.

The FCC currently is considering whether to regulate or impose surcharges on providers of Internet telephony services. Any such regulation or charges could substantially reduce the advantages that Internet telephony has over traditional telephony, and could dramatically reduce the use of the Internet for video and voice communications. These changes could substantially reduce demand for our products and services and could seriously harm our business.

In April 1998, the FCC indicated in a report to Congress that it would examine the question of whether any forms of "phone-to-phone" Internet telephony are information services or telecommunications services. The FCC further indicated that it had not then developed an adequate record on which to make any definitive pronouncements, but that the record before it suggested that some forms of phone-to-phone Internet telephony appear to have the same functionality as non-Internet telecommunications services. A February 1999 ruling by the FCC further suggested that the FCC may begin to regulate Internet telephony providers as traditional telecommunications companies. If the FCC determines that any forms of Internet telephony services are subject to FCC regulations as telecommunications services, the FCC may require Internet service providers to make universal service contributions, pay access charges or comply with traditional common carrier regulations. Any of these developments could have an adverse effect on our business.

In addition, the application of other laws to the Internet is uncertain and may take years to resolve, particularly with respect to property ownership, user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. We cannot predict the manner in which these laws may be applied to the Internet. These or other laws could subject us or our customers to potential liability or could decrease the growth of the Internet, either of which could have an adverse effect on our business.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE

The market price of our common stock may be volatile for many reasons, including:

     -   actual or anticipated variations in our revenue and operating results;

     -   announcements of the development of improved technology;

     - changes in estimates of our financial performance, or the dropping of coverage, by securities analysts;

     - conditions and trends in the Internet and group conferencing industries;

     -   adoption of new accounting standards; and

     -   general market conditions.

Recently the stock markets have experienced extreme price and volume fluctuations that have dramatically affected the market prices of the stocks of many technology companies, particularly companies associated with the Internet. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These factors may adversely affect the market price of our common stock.

VOLATILITY IN OUR STOCK PRICE MAY LEAD TO LITIGATION

Stockholders frequently commence securities class action litigation against a company after a significant decrease in the company's stock price. If our stock price drops and our stockholders commence litigation against us, we could incur significant legal and other expenses defending the litigation and our management could be distracted from our principal business operations. Either of these outcomes could seriously harm our business.

DELAWARE LAW AND OUR CHARTER DOCUMENTS CONTAIN ANTI-TAKEOVER AND INDEMNIFICATION PROVISIONS THAT MAY ADVERSELY AFFECT STOCKHOLDERS

Delaware corporate law and our charter documents contain provisions that could delay or prevent a change of control, merger or other form of takeover that our stockholders might find attractive. Certain of these provisions:

     - prohibit us from engaging in certain types of business combinations with certain "interested stockholders" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner;

     - provide that stockholders may act only at meetings of stockholders and not by written consent in lieu of a stockholders' meeting;

     - provide that special meetings of our stockholders may be called by our President and must be called by our President or Secretary at the written request of a majority of the directors;

     - provide that nominations for directors may not be made by a stockholder at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies us of its intentions a specified number of days in advance of the meeting and furnishes us with certain information regarding itself and the intended nominee;

     - require a stockholder to provide our Secretary with advance notice of business to be brought by the stockholder before any annual or special meeting of stockholders as well as certain information regarding the stockholder and others known to support such proposal and any material interest they may have in the proposed business; and

     - authorize our board to cause us to issue shares of common stock and preferred stock that, if issued, could dilute and adversely affect various rights of the holders of our common stock and, in addition, could be used to discourage an unsolicited attempt to acquire control of White Pine.

These provisions could limit the price that investors will pay for shares of our common stock.

Our charter documents require us to indemnify our officers and directors against certain liabilities and expenses that they may incur while defending lawsuits brought against them as officers or directors. In most cases, these indemnification provisions will prevent our stockholders from recovering damages from our officers and directors for their acts or omissions on our behalf.



                                 USE OF PROCEEDS

All of the shares of common stock offered by this prospectus are being offered by the selling stockholder. For information about the selling stockholder, see "Selling Stockholder."

We will not receive any proceeds from sales of these shares. The selling stockholder will reimburse us for all offering expenses we incur, which we estimate will total $20,000.

                               SELLING STOCKHOLDER

The selling stockholder, Labtam Communications Pty. Ltd., is offering 150,000 of the shares it received as payment for assets and technology we purchased from it on July 8, 1998.

The following table sets forth certain information with respect to the beneficial ownership of our common stock by the selling stockholder as of May 10, 1999 and as adjusted to reflect the sale of the shares of common stock offered by this prospectus.


                                                                                                    SHARES TO BE
                                                                SHARES                           BENEFICIALLY OWNED
                                                          BENEFICIALLY OWNED       NUMBER        AFTER OFFERING IF
                                                          PRIOR TO OFFERING      OF SHARES        ALL SHARES SOLD
                                                         ---------------------     BEING       ---------------------
NAME AND ADDRESS                                          NUMBER      PERCENT     OFFERED       NUMBER     PERCENT
-------------------                                      ----------   --------   ----------    ---------   ---------
Labtam Communications Pty. Ltd.
Dawson N. Johns and Anthony J. Oxley....................   900,000     8.5%        150,000      750,000      7.1%
33 Malcolm
Braeside, Victoria, Australia



The percentage of beneficial ownership is based on 10,549,125 shares of common stock outstanding as of the close of business on May 10, 1999.

     The information reported regarding the selling stockholder, Dawson N. Johns and Anthony J. Oxley relates to shares issued to the selling stockholder in exchange for assets and technology sold to us in July 1998. The selling stockholder is controlled by Messrs. Johns and Oxley. The information includes 225,000 shares subject to certain escrow arrangements, which will not terminate until July 8, 1999.


                              PLAN OF DISTRIBUTION

The shares offered by this prospectus may be sold by the selling stockholder from time to time. The selling stockholder may sell the shares on the Nasdaq National Market or otherwise, at market prices or at negotiated prices. It may sell shares by one or a combination of the following:

     - a block trade in which a broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus; and

     - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale. The selling stockholder and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

If the selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a


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


purchase by a broker or dealer, we will file a prospectus supplement, if required by Rule 424(c) under the Securities Act of 1933, setting forth:

     -   the name of each participating broker-dealer,

     -   the number of shares involved,

     -   the price at which the shares were sold,

     - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,

     - a statement to the effect that no broker-dealer conducted any investigation to verify the information set out or incorporated by reference in this prospectus, and

     -   any other facts material to the transaction.


The selling stockholder has entered into an agreement with us in which it agreed that it would not, directly or indirectly, transfer or otherwise dispose of any shares of our common stock prior to December 31, 1999, except for:

     -   the sale of shares of common stock offered by this prospectus,

     - the sale of up to 150,000 additional shares of common stock during the period beginning July 8, 1999 and ending September 31, 1999,

     - the sale of up to 150,000 additional shares of common stock during the period beginning October 1, 1999 and ending December 31, 1999, and

     -   any other transaction effected with our prior written consent.


                                  LEGAL MATTERS

Foley, Hoag & Eliot LLP, Boston, Massachusetts, has advised us with respect to the validity of the shares of common stock offered by this prospectus.


                                     EXPERTS

Our consolidated balance sheets as of December 31, 1997 and 1998 and our related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and 1998 incorporated by reference in this prospectus from our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 have been audited by Ernst & Young LLP, independent public accountants, to the extent and for the periods indicated in their reports included in that Form 10-KSB, and are incorporated by reference in this prospectus in reliance upon the authority of Ernst & Young LLP as experts in giving those reports.

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




                       WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy our Securities and Exchange Commission filings at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. Our Securities and Exchange Commission filings also are available on the Securities and Exchange Commission's website at http://www.sec.gov.

The Securities and Exchange Commission allows us to "incorporate by reference" information from certain of our other Securities and Exchange Commission filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, certain information that we file with the Securities and Exchange Commission after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. We are incorporating by reference the information contained in the following Securities and Exchange Commission filings:

     - our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 (as filed on March 31, 1999);

     - the description of our common stock contained in our Registration Statement on Form 8-A (as filed on September 23, 1996); and

     -   any filings we make with the Securities and Exchange Commission under
         Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus (information in these filings will be incorporated as of the filing date).

You may request copies of these filings, at no cost, by writing or telephoning our Chief Financial Officer and Vice President of Finance:


                          White Pine Software, Inc.
                          542 Amherst Street
                          Nashua, New Hampshire 03603
                          Telephone: (603) 886-9050


This prospectus is part of a Registration Statement on Form S-3 we filed with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all of the information contained in the Registration Statement.



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